Exhibit 99.1

Press Release

Capnia Signs Exclusive Nationwide Distribution Agreement for CoSense®

Capnia and Bemes Enter Collaboration Targeting Hospitals and Physicians

REDWOOD CITY, Calif., Jan. 26, 2016 (GLOBE NEWSWIRE) — Capnia, Inc. (NASDAQ:CAPN), a diversified healthcare company that develops innovative diagnostics, devices and therapeutics addressing unmet medical needs, today announced that it has entered into an exclusive distribution agreement with Bemes, Inc., a leading medical equipment Master Distributor, to market and distribute the CoSense® End-Tidal Carbon Monoxide (ETCO) Monitor and Precision Sampling Sets (PSS).

Under the terms of the agreement, effective January 26, 2016, Bemes will have the exclusive right for sales, marketing, distribution and field service activities for CoSense in the United States. Bemes and its network of sub distributors will allow comprehensive nationwide distribution of CoSense with 44 sales representatives covering virtually every state. Bemes has placed orders for multiple CoSense monitors, as well as corresponding supplies of PSS in conjunction with the execution of the agreement.

“Bemes is a leading medical equipment sales channel with a strong go-to market capability and extensive relationships with top-tier hospitals throughout the United States. Their substantial on-ground presence and experience in distribution to neonatology centers will be critical for accelerating adoption of CoSense®,” said Anish Bhatnagar, MD, Chief Executive Officer of Capnia. “For over a decade, the American Academy of Pediatrics (AAP) has recommended the use of ETCO measurement to confirm the presence or absence of hemolysis in neonates and CoSense is the only commercially available device that can achieve this. With a world-class sales team and a demonstrated record of success in sales and marketing of innovative medical equipment, Bemes is the ideal partner to drive the long-term growth of CoSense and we look forward to a successful collaboration.”

“This agreement with Capnia is a key step in our pursuit of new commercial opportunities for high-growth areas, like neonatology, that can leverage Bemes’ extensive distribution capabilities,” said Mark Spreitler, President, Bemes, Inc.”CoSense represents a leading-edge tool to help hospitals and physicians non-invasively detect hemolysis using a simple breath test at the bedside. We see significant clinical value in CoSense and we look forward to using our broad commercial capabilities to advance this important product.”

About Capnia

Capnia, Inc. is a diversified healthcare company that develops innovative diagnostics, devices and therapeutics addressing unmet medical needs. Capnia’s lead commercial product, CoSense, is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in theEuropean Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. The Company’s commercial, neonatology-focused product line also includes innovative pulmonary resuscitation solutions, including the NeoPIP™ Infant T-Piece Resuscitator and Universal T-Piece Circuit consumables. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally-mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our sales, ongoing and planned product development, renewed focus on our therapeutic business and the success of this collaboration to support the adoption of CoSense.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susan@argotpartners.com

Capnia, Inc.